UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

979 Batesville Road, Suite B

Greer, South Carolina 29651

(Address of principal executive offices) (zip code)

(864) 448-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 14, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Regional Management Corp. (the “Company”) approved certain compensation arrangements with respect to the Company’s executive officers as described below.

2017 Annual Cash Incentive Opportunities

The Committee approved annual target bonus award opportunities to Messrs. Knitzer, Anderson, Thomas, Taggart, and Fisher in an amount equal to 100% of each such executive officer’s base salary. Each officer will be eligible to earn up to 150% of his target award based on the achievement of certain performance goals established by the Committee.

Grant of Option Awards, Performance-Contingent Restricted Stock Unit Awards, and Cash-Settled Performance Unit Awards

The Committee granted the following awards to certain of the Company’s executive officers under the Regional Management Corp. 2015 Long-Term Incentive Plan (the “2015 Plan”): (i) nonqualified stock options, (ii) performance-contingent restricted stock units (“RSUs”), and (iii) cash-settled performance units (“performance units”), in each case subject to the terms of the 2015 Plan and the applicable award agreement.

The executive officers, other than Mr. Knitzer, were each granted a nonqualified stock option, subject to a Nonqualified Stock Option Agreement (the “NQSO Agreement”), to purchase such number of shares of the Company’s common stock as may be determined by dividing the value of the grant (as described below) by the fair value of each option share (calculated on or as close in time as practicable to the grant date in accordance with GAAP and the Black-Scholes option model) as follows: Mr. Anderson: $172,500; Mr. Thomas: $171,000; Mr. Taggart: $106,000; and Mr. Fisher: $80,000. The option price of each option is equal to the fair market value of the Company’s common stock on the grant date, and each option has a 10-year term, with one-third of the shares subject to each option vesting on each of December 31, 2017, December 31, 2018, and December 31, 2019, subject to the executive’s continued employment from the grant date through the respective vesting date or as otherwise provided in the NQSO Agreement, the form of which was previously filed with the Securities and Exchange Commission (the “SEC”).

The executive officers were each granted RSUs with the target number of units calculated by dividing the value of the grant by the closing price of the Company’s common stock on the grant date, based upon grants of the following values: Mr. Knitzer: $950,000; Mr. Anderson: $172,500; Mr. Thomas: $171,000; Mr. Taggart: $106,000; and Mr. Fisher: $80,000. The actual number of RSUs, if any, that may be earned may range from 0% to 150% of the target number of units and will be based on achievement of (i) the Company’s compound annual growth rate of net income compared to the compound annual growth rate of net income for the Company’s peer group and (ii) each such executive’s and the Company’s overall performance, in each case over the performance period, January 1, 2017 through December 31, 2019, and the continued employment of each such executive through December 31, 2019, or as otherwise provided in the Performance-Contingent Restricted Stock Unit Award Agreement, the form of which was previously filed with the SEC.

The executive officers were each granted the following number of performance units with a target value of $1.00 per performance unit: Mr. Knitzer: 950,000; Mr. Anderson: 172,500; Mr. Thomas: 171,000; Mr. Taggart: 106,000; and Mr. Fisher: 80,000. The actual value of performance units, if any, that may be earned may range from 0% to 150% of the target value and will be based on achievement of (i) the Company’s compound annual growth rate of earnings per share compared to the compound annual growth rate of earnings per share for the Company’s peer group and (ii) each such executive’s and the Company’s overall performance, in each case over the performance period, January 1, 2017 through December 31, 2019, and the continued employment of each such executive through December 31, 2019, or as otherwise provided in the Cash-Settled Performance Unit Award Agreement, the form of which was previously filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: March 17, 2017	By:	/s/ Peter R. Knitzer
Peter R. Knitzer Chief Executive Officer